CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES THIRD QUARTER 2006 RESULTS

MENLO PARK, Calif., (November 8, 2006) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, Corcept reported a net loss of $6.4 million, or $0.28 per share, compared to a net loss of $5.2 million, or $0.23 per share, for the third quarter of 2005. For the first nine months of 2006, the company reported a net loss of $21.0 million, or $0.93 per share, compared to a net loss of $14.8 million, or $0.66 per share, for the same period in 2005.

Total operating expenses were $6.5 million for the third quarter of 2006 compared to $5.5 million for the same period in 2005. In the third quarter of 2006, research and development expenses increased to $5.1 million compared to $4.5 million in the same period of 2005. These increases were primarily related to increased activity in the clinical development of CORLUX® for treating the psychotic features of psychotic major depression, or PMD.

General and administrative expenses increased to $1.4 million for the third quarter of 2006 from $1.0 million for the same period in 2005 due to increases in staffing costs and legal and professional fees.

As of September 30, 2006, Corcept had cash, cash equivalents and marketable securities of $12.0 million. The total cash used in the Company’s operating activities for the first nine months of 2006 was $17.7 million.

Corcept did not recognize any revenue during the third quarter of 2006 from the collaboration with Eli Lilly and Company. During the nine-month period ended September 30, 2006, the company recognized approximately $221,000 of revenue under this agreement to conduct a proof-of-concept clinical study evaluating the ability of CORLUX, a GR-II antagonist, to mitigate weight gain associated with the use of olanzapine.

Updating the progress of the company’s clinical programs, Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept said, “During the third quarter, we announced disappointing top line results in the first two of our three Phase 3 trials evaluating CORLUX for treating the psychotic features of PMD. Studies 07 and 09 did not meet their primary or key secondary endpoints. Corcept now has one Phase 3 study in progress. We continue to enroll patients in Study 06 and expect to announce the results of this trial in the first quarter of 2007. In addition, we expect to report the results of our weight gain mitigation study in the second quarter.”

Commenting on Corcept’s financial guidance, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that net cash used in 2006 will be between $23 million and $25 million. Our cash and marketable securities will enable us to complete and report the results of Study 06.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects about three million people in the United States every year. It is more prevalent than either schizophrenia or bipolar I disorder. PMD is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company focused on developing drugs for treating severe psychiatric and neurological diseases.  Corcept’s lead product, CORLUX, is in Phase 3 clinical trials for treating the psychotic features of PMD.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to reduce the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The Company has also initiated a proof-of-concept study to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For more information, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical development programs, the expected timing of results of our clinical trials, our spending pace, the adequacy of our funds and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the ability to raise funds or to do so on attractive terms, there can be no assurances with respect to commercial success; financial projections may not be accurate; there can be no assurances that the proof-of-concept study will be completed, that the study will be successful, or that Corcept will decide to pursue further activities with respect to weight gain associated with olanzapine or other antipsychotic medications. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEET
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Note)
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$12,034	$29,080
Other current assets	500	425

Total current assets	12,534	29,505
Long-term investments	—	539
Other assets	112	112

Total assets	$12,646	$30,156

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Accounts payable	$2,618	$549
Other current liabilities	3,018	2,972

Total current liabilities	5,636	3,521
Capital lease obligation, long-term portion	32	42

Total liabilities	5,668	3,563
Total stockholders’ equity	6,978	26,593

Total liabilities and stockholders’ equity	$12,646	$30,156

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Collaboration revenue	$—	$—	$221	$—

Operating expenses:
Research and development*	5,147	4,521	17,912	12,560
General and administrative*	1,402	960	3,900	3,093

Total operating expenses	6,549	5,481	21,812	15,653

Loss from operations	(6,549)	(5,481)	(21,591)	(15,653)

Interest and other income, net	154	278	609	842
Other expense	(8)	(20)	(14)	(35)

Net loss	$(6,403)	$(5,223)	$(20,996)	$(14,846)

Basic and diluted net loss per share	$(0.28)	$(0.23)	$(0.93)	$(0.66)

Shares used in computing basic and diluted net loss per share	22,719	22,621	22,691	22,597

*Includes non-cash stock-based compensation of the following:
Research and development	$103	$53	$455	$(68)
General and administrative	274	180	803	646

Total non-cash stock-based compensation	$377	$233	$1,258	$578